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             THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                     NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached. Except as provided below, this rider is subject to all the terms and conditions of the policy. This rider becomes effective as of the Policy Date shown in the Policy Specifications.

This rider consists of the No-Lapse Value Provision and the Reset Account Value Provision. The policy will not Lapse as long as this rider is In Force and all the requirements of at least one of these provisions are met.

If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision. If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision.

While this rider is actively preventing the policy from Lapse, the following will occur as applicable:

a. Monthly Deductions will continue to be accumulated, but will not be deducted. The Net Accumulation Value will not be less than zero. Cost of Insurance rates will not be charged on an amount greater than the death benefit at the beginning of the Policy Month. Any Death Benefit Proceeds payable will not be reduced by the accumulated unpaid Monthly Deductions.

b. Loan interest will continue to accrue and will be added to the total amount of Indebtedness.

At such time that this rider is no longer preventing Lapse, or upon termination of the No-Lapse Enhancement Rider, whichever occurs first, any accumulated unpaid Monthly Deductions will need to be repaid in addition to the amount described in the Grace Period provision in order to keep the policy In Force.

The Grace Period provision of the policy will begin on the Monthly Anniversary Day on which the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, are less than or equal to zero and the policy has met the conditions for entering the grace period as described in the policy's Grace Period provision. You will be notified of the pending Lapse as provided under that provision.

The duration of the Lapse Protection provided by this rider may be reduced if:

a.  premiums or other deposits are not received on or before their due date;

b.  any Indebtedness exists; or

c. you initiate any policy change that decreases the No-Lapse Value or Reset Account Value under the policy. Policy changes that could decrease the No-Lapse Value and the Reset Account Value include, but are not limited to, partial surrenders, changes in Specified Amount, and changes in Death Benefit Option.

The No-Lapse Value and the Reset Account Value described in the following provisions are reference values only, and are not used in determining the Accumulation Value or death benefit provided by the policy. Likewise, the rider's monthly deductions, credited interest, premium credit, charges and expenses described in each provision, if applicable, are used only to determine the No-Lapse Value and the Reset Account Value.

LR629                                                                        1

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                          NO-LAPSE VALUE PROVISION

LAPSE PROTECTION
The policy will not Lapse as long as the No-Lapse Value described below, less Indebtedness, is greater than zero.

NO-LAPSE VALUE DEATH BENEFIT PROCEEDS
If the No-Lapse Value, less Indebtedness, is greater than zero and the policy would otherwise have met the conditions for entering the grace period as described in the policy's Grace Period provision, the No-Lapse Value Death Benefit Proceeds will equal the Guaranteed Minimum Death Benefit described below less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death.

GUARANTEED MINIMUM DEATH BENEFIT
The Guaranteed Minimum Death Benefit ("GMDB") on the Policy Date is shown in the Policy Specifications. The GMDB is selected by you at the time of application and is used in determining the Death Benefit Proceeds provided by the No-Lapse Value Provision. The GMDB may be decreased as described in the Changes in Guaranteed Minimum Death Benefit provision below.

CHANGES IN GUARANTEED MINIMUM DEATH BENEFIT
If the current Specified Amount is decreased below the GMDB, the GMDB will automatically be decreased to an amount equal to the new reduced Specified Amount. The GMDB decrease will become effective on the same date as the decrease in Specified Amount.

You may request a decrease in the GMDB at any time while the policy and this rider are In Force. The GMDB decrease will become effective on the Monthly Anniversary Day on or next following the date we receive your Written Request. Increases in the GMDB will not be allowed.

NO-LAPSE VALUE
The No-Lapse Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day;

(2) is all premiums received since the preceding Monthly Anniversary Day and is either increased by the No-Lapse Value Premium Credit or decreased by the No-Lapse Value Premium Load based on Policy Years as shown in the Policy Specifications;

(3) is the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;

(4) is accumulated interest as described in the No-Lapse Value Credited Interest provision below;

(5) is the No-Lapse Value Monthly Deduction described below for the month following the Monthly Anniversary Day; and

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be
(1), plus (2), less (3), plus (4).

The No-Lapse Value on the Policy Date will be the initial premium received, plus the No-Lapse Value Premium Credit, less the No-Lapse Value Monthly Deduction for the first Policy Month.

The No-Lapse Value may become less than zero.

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NO-LAPSE VALUE MONTHLY DEDUCTION
The No-Lapse Value Monthly Deduction for a Policy Month will be calculated as
(1) plus (2), where:

(1) is the No-Lapse Value Cost of Insurance as described in the No-Lapse Value Cost of Insurance provision below, plus the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the No-Lapse Value Monthly Administrative Fee shown in the Policy Specifications.

NO-LAPSE VALUE CREDITED INTEREST
We will credit interest to the No-Lapse Value daily. The interest rate applied to loaned and unloaned funds is shown in the Policy Specifications.

NO-LAPSE VALUE COST OF INSURANCE
The No-Lapse Value Cost of Insurance under this rider is determined on a monthly basis. The monthly No-Lapse Value Cost of Insurance will be equal to
(1), multiplied by the result of (2) minus (3), divided by 1,000, where:

(1) is the applicable No-Lapse Factor described in the Table of No-Lapse Factors. The No-Lapse Factor may be modified by the Table of Funding Level Threshold Percentages and Table of Reduction Factors, as applicable, as described in the Policy Specifications;

(2) is the No-Lapse Death Benefit Value described below at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications; and

(3) is the No-Lapse Value at the beginning of the Policy Month after the deduction of the No-Lapse Value Monthly Administrative Fee but prior to the No-Lapse Value Monthly Deduction, or zero, if the No-Lapse Value is less than zero.

FUNDING LEVEL
The Funding Level is equal to the No-Lapse Value on the Monthly Anniversary Day, divided by the current Specified Amount. The Funding Level is used in the Table of Funding Level Threshold Percentages shown in the Policy Specifications to determine the No-Lapse Factor, which is used to calculate the No-Lapse Cost of Insurance.

GUARANTEED MINIMUM DEATH BENEFIT PERCENTAGE
The Guaranteed Minimum Death Benefit Percentage is calculated by dividing the GMDB on the Monthly Anniversary Day by the lesser of (a) the current Specified Amount or (b) the Initial Specified Amount. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%. The Guaranteed Minimum Death Benefit Percentage is used in the Table of Reduction Factors shown in the Policy Specifications to determine the No-Lapse Factor, which is used to calculate the No-Lapse Cost of Insurance.

NO-LAPSE DEATH BENEFIT VALUE
The No-Lapse Death Benefit Value is calculated in the same manner as the death benefit described in the policy's Death Benefit Proceeds provision and Death Benefit Options provision, using the No-Lapse Value in lieu of the Accumulation Value. The No-Lapse Death Benefit Value is used only to determine the monthly No-Lapse Value Cost of Insurance; it is not used to determine the death benefit provided by the policy or this rider.

LR629                                                                      3

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                        RESET ACCOUNT VALUE PROVISION

LAPSE PROTECTION
The policy will not Lapse as long as the Reset Account Value described below, less Indebtedness, is greater than zero.

RESET ACCOUNT VALUE DEATH BENEFIT PROCEEDS
If the Reset Account Value, less Indebtedness, is greater than zero and the policy would otherwise have met the conditions for entering the grace period as described in the policy's Grace Period provision, the Reset Account Value Death Benefit Proceeds will equal the greater of:

a. the Reset Death Benefit described below, less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death; or

b. an amount equal to the Reset Account Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death.

RESET DEATH BENEFIT
The Reset Death Benefit on the Policy Date equals the Initial Specified Amount shown in the Policy Specifications. If the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will automatically be decreased to an amount equal to the new reduced Specified Amount. The Reset Death Benefit decrease will become effective on the same date as the decrease in current Specified Amount.

RESET ACCOUNT VALUE
The Reset Account Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the policy. On each Monthly Anniversary Day, the Reset Account Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the Reset Account Value on the preceding Monthly Anniversary Day;

(2) is all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Value Premium Load shown in the Policy Specifications;

(3) is the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;

(4) is accumulated interest as described in the Reset Account Value Interest Credited provision below;

(5) is the Reset Account Value Monthly Deduction described below for the month following the Monthly Anniversary Day; and

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the Reset Account Value will be (1), plus (2), less (3), plus (4).

The Reset Account Value on the Policy Date will be the initial premium received, less the Reset Account Value Premium Load, less the Reset Account Value Monthly Deduction for the first Policy Month.

The Reset Account Value may become less than zero.

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POLICY ANNIVERSARY RESET
On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.

RESET ACCOUNT VALUE MONTHLY DEDUCTION
The Reset Account Value Monthly Deduction for a Policy Month will be calculated as (1) plus (2), where:

(1) is the Reset Account Value Cost of Insurance as described in the Reset Account Value Cost of Insurance provision below, plus the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the Reset Account Value Monthly Administrative Fee shown in the Policy Specifications.

RESET ACCOUNT VALUE CREDITED INTEREST
We will credit interest to the Reset Account Value daily. The interest rate applied to loaned and unloaned funds is shown in the Policy Specifications.

RESET ACCOUNT VALUE COST OF INSURANCE
The Reset Account Value Cost of Insurance under this rider is determined on a monthly basis. The monthly Reset Account Value Cost of Insurance will be equal to (1), multiplied by the result of (2) minus (3), divided by 1,000, where:

(1) is the applicable Reset Factor shown in the Table of Reset Factors in the Policy Specifications;

(2) is the Reset Account Death Benefit Value described below at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications; and

(3) is the Reset Account Value at the beginning of the Policy Month after the deduction of the Reset Account Value Monthly Administrative Fee but prior to the Reset Account Value Monthly Deduction, or zero, if the Reset Account Value is less than zero.

RESET ACCOUNT DEATH BENEFIT VALUE
The Reset Account Death Benefit Value is calculated in the same manner as the death benefit described in the policy's Death Benefit Proceeds provision and Death Benefit Options provision, using the Reset Account Value in lieu of the Accumulation Value. The Reset Account Death Benefit Value is used only to determine the monthly Reset Account Value Cost of Insurance; it is not used to determine the death benefit provided by the policy or this rider.

                             GENERAL PROVISIONS

ALLOCATION REQUIREMENT
This rider requires that Automatic Rebalancing as described in the policy be maintained as long as this rider is In Force. Additionally, we reserve the right to limit the amount of policy value in any specified Sub-Account(s) to a maximum percentage of the total Net Accumulation Value of the policy. Should we choose to enforce this restriction, we will provide 30 days advance Written Notice to you. Such notice will identify the restriction percentages to be applied and the Sub-Account(s) impacted. We will evaluate the imposition of these restrictions on a quarterly basis.

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TERMINATION
This rider and all rights provided under it will terminate automatically on the first of the following to occur:

a.  the Insured reaches or would have reached Attained Age 121;

b.  surrender or other termination of the policy;

c.  you request to terminate Automatic Rebalancing; or

d. the Allocation Requirement described above is imposed and you do not take corrective action within 61 days after the date of mailing of the notice of such requirement.

If this rider terminates due to (a) above, coverage will continue as provided under the Continuation of Coverage provision of the policy, and the Death Benefit Proceeds provisions of this rider will continue to apply. If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated.

                                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                                  [GRAPHIC]

LR629                                                                          6